UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Victory Portfolios
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Fund Update

4/29/2021

Victory Global Natural Resources Fund

Dear Valued Shareholder:

Over the past month we have been reaching out to you regarding an important initiative involving the Victory Global Natural Resources Fund (the "Fund") and its sub-adviser, SailingStone Capital Partners LLC ("SailingStone").

As previously announced, Pickering Energy Partners LP has agreed to acquire all of the outstanding equity interests of SailingStone (the "Transaction"). The Transaction is expected to occur on or about May 31, 2021, and will result a change of control of SailingStone and the automatic termination of the Sub-Advisory Agreement with respect to the Fund. In order to provide for continuity of sub-advisory services for the Fund, you are being asked to approve a new sub-advisory agreement with SailingStone which is substantially the same as the current agreement.

The proxy materials you received detail this proposal, which was presented at the Shareholder Meeting on April 29, 2021. The votes received for the Shareholder Meeting were overwhelmingly in favor of the proposal, but the Fund has not yet received sufficient votes to meet the 50% quorum requirement in order to pass the proposal.

Therefore, we have adjourned the Shareholder Meeting to May 27, 2021 to extend the time for you and other shareholders to cast your vote. It is critical that we hear from you, which is why we're asking you to exercise your right as a shareholder by voting your proxy as soon as possible.

More information regarding this special meeting and the proposal can be found in the proxy statement you received. If you would like another copy of the proxy statement or have proxy-related questions, please call (877) 361-7971. Representatives are available between 9 a.m. and 10 p.m. Eastern Time, Monday through Friday.

Your vote is important. I encourage all Shareholders to participate in the governance of the Fund. Please take a moment now to vote using any of the convenient methods listed below. Voting takes only a few minutes.

PHONE: Cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s). If you would like to record your vote with a proxy agent, please call (877) 361-7971, Monday through Friday, from 9 a.m. to 10 p.m. Eastern Time. You will need the control number found on your proxy card(s).

ONLINE: Log in to the website provided on your proxy card(s). You will need the control number found on your proxy card(s) to log in.

MAIL: Sign, date, and mail your proxy card(s) in the postage-paid envelope provided.

Please vote now by phone or online to ensure that your response is received before the adjourned Special Meeting on May 27, 2021. Your prompt response is greatly appreciated.

By order of the Board of Trustees,

Christopher K. Dyer
President	R23829